Exhibit 10.6

SEVERANCE AGREEMENT

This Severance Agreement (hereinafter the "Agreement") is made and entered into on August 5, 2003, (hereinafter the “Effective Date”), by and between THOMAS A. GOLUB, an individual residing in the City of Atlanta, Georgia  (hereinafter the “Executive”) and HILB, ROGAL AND HAMILTON COMPANY, a Virginia corporation with its corporate offices located at 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060  (hereinafter the "Company").

WHEREAS, the Company and the Executive entered into an Employment Agreement on or about May 10, 2002 (hereinafter the “Employment Agreement”), whereby the Executive was employed by the Company as an Executive Vice President of the Company and President and Chief Executive Officer of Hobbs Group, LLC, a Delaware limited liability company (hereinafter “Hobbs”); and

WHEREAS, the Executive and the Company, in lieu of any dispute concerning the terms of the Employment Agreement, have agreed that the Executive shall resign his positions with the Company and Hobbs, thereby terminating the Employment Agreement, and shall resign all of his positions as a member of the Board of Directors and officer for the Company, Hobbs and their subsidiaries and related or affiliated companies;

NOW, THEREFORE, in consideration of the promises and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.

Resignation of Employment.

The Executive agrees to and hereby resigns his positions as Executive Vice President for the Company and President and Chief Executive Officer of Hobbs effective August 5, 2003.   Pursuant to Section I(B)(3) of the Employment Agreement, the Executive’s resignation of these positions shall terminate the term of the Employment Agreement as of the effective date of resignation.  The Executive further agrees to and hereby resigns all of his positions as a member of the Board of Directors and officer of the Company, Hobbs and their subsidiaries and related or affiliated companies effective August 5, 2003.  The Executive agrees to undertaken all actions necessary to effectuate such resignations.

2.

Compensation.

The Company agrees to pay and provide to the Executive the following compensation and benefits from August 1, 2003 until June 30, 2005 (hereinafter the “Agreement Term”):

(A)

Salary.

During the Agreement Term, the Company shall pay the Executive an annual base salary of $600,000, payable in semi-monthly installments on the 15th and last business day of each calendar month.

(B)

Annual Incentive Bonus.

During the Agreement Term, in addition to the base salary to be paid to the Executive under Section 3(A), the Executive shall be paid an annualized incentive bonus of $500,000, payable as set forth below.  The Executive will be paid an annual incentive bonus of $500,000 for fiscal years 2003 and 2004, payable in February, 2004 and 2005, respectively, and $250,000 for the first half of fiscal year 2005, payable in August 2005.  Executive agrees that the $500,000 annualized incentive bonus for fiscal year 2003 paid hereunder shall satisfy the Company’s obligation to make payment for any portion of such bonus earned for the first half of fiscal year 2003 under the Employment Agreement and that the sole amount to which Executive will be entitled for any bonus or annualized incentive bonus for fiscal year 2003 is the annualized incentive bonus described herein.

(C)

Ancillary Benefits.

During the Agreement Term, the Company will provide and pay all premiums for health, dental, and vision insurance for the Executive which is the same as or substantially equivalent to that offered to employees of Hobbs and/or HRH at that time, subject to the terms and conditions of such insurance plans.

(D)

Stock Options and Vesting.

The Company granted to the Executive 125,000 nonqualified stock options under the Company’s 2000 Stock Incentive Plan pursuant to the Employment Agreement and 75,000 nonqualified stock options pursuant to a separate stock options agreement (hereinafter the “Stock Options Agreement”).  As of the date of execution of this Agreement by the Executive and the Company, these 200,000 nonqualified stock options shall be fully vested, and the Executive shall have ninety (90) days from such date to exercise such options, pursuant to the Employment Agreement and Stock Options Agreement.

3.

Announcement of Resignation.

The Company and the Executive have mutually agreed to the use of the document attached hereto as Exhibit A as an announcement for the resignation of the Executive’s positions with the Company and Hobbs, as described herein.  The Company shall have the exclusive right to determine when the publication of Exhibit A or any other announcement of Executive’s resignation is made; provided that such announcement shall occur within sixty (60) days of the execution of this Agreement. The Company and the Executive further agree that any public communications regarding such resignation will be subject to the Executive’s reasonable approval prior to its public publication.  This provision, however, shall not apply to any public filing required by law or the Company’s By-Laws regarding the Executive’s resignation, which the Company agrees shall not be materially inconsistent with the language set forth in Exhibit A.  Executive shall comply with all reasonable requests regarding compliance with the law or Company By-Laws.

4.

Confidentiality.

For purposes of this Agreement, “Confidential Information” shall mean any information of a proprietary or confidential nature and trade secrets of the Company, Hobbs and their affiliates relating to the business of the Company, Hobbs and their affiliates that have not previously been publicly released by duly authorized representatives of the Company.  The Executive agrees to regard and preserve as confidential all Confidential Information pertaining to the Company’s, Hobbs’ and their affiliates’ businesses that has been obtained by the Executive in the course of his employment with the Company, whether he has such information in his memory or in writing or other physical form.  The Executive shall not, without written authority from the Company to do so, use for his personal benefit or his personal purposes, unrelated to business of the Company, nor disclose to others any Confidential Information of the Company, Hobbs or their affiliates.  This provision shall not apply after the Confidential Information has been voluntarily disclosed to the public by a duly authorized representative of the Company, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.  For the purpose of Sections 4 – 10 of this Agreement, references to the “Company” shall include, without limitation, Hobbs and its subsidiaries and affiliates, whether or not expressly stated.

5.

Removal of Documents or Objects.

The Executive agrees not to remove from the premises of the Company, except as specifically permitted in writing by the Company, any document or object containing or reflecting any Confidential Information of the Company, Hobbs or their affiliates.  The Executive recognizes that all documents or material containing Confidential Information developed by him or by someone else in the course of employment by the Company, Hobbs or their affiliates, are the exclusive property of the Company.  Notwithstanding anything in the foregoing, Executive and Company agree to arrange a mutually convenient date and time for the Executive to remove his personal belongings from the premises of the Company.

6.

Nonpiracy Covenants.

(A)

For the purpose of this Agreement, the following terms shall have the following meanings:

(1)

“Customers” shall be limited to those customers of the Company (including Hobbs and its affiliates) or its affiliates for whom there is an insurance policy or bond in force or to or for whom the Company or its affiliates are rendering services as of the date of execution of this Agreement;

(2)

“Prohibited Services” shall mean services in the fields of insurance performed by the Company, Hobbs or their affiliates, their agents or employees in any other business engaged in or by the Company, Hobbs or their affiliates on the date of execution of this Agreement.  “Fields of Insurance” does not include title insurance, but does include all lines of insurance sold by the Company or its affiliates, including property and casualty, life, group, accident, health, disability, and annuities;

(3)

“Restricted Period” shall mean the Agreement Term.

(B)

The Executive recognizes that over a period of many years the Company has developed, at considerable expense, relationships with, and knowledge about, Customers which constitute a major part of the value of the Company.  During the course of his employment by the Company, the Executive has had substantial contact with and has obtained substantial knowledge about these Customers.  In order to protect the value of the Company’s business, the Executive covenants and agrees that he shall not, directly or indirectly, for his own account or for the account of any other person or entity, as an owner, stockholder, director, employee, partner, agent, broker, consultant or other participant during the Restricted Period:

(1)

solicit a Customer for the purpose of providing Prohibited Services to such Customer; or

(2)

accept an invitation from a Customer for the purpose of providing Prohibited Services to such Customer.

Subsections (1) and (2) are separate and divisible covenants; if for any reason one covenant is held to be illegal, invalid or unenforceable, in whole or in part, the remaining covenant shall remain valid and enforceable and shall not be affected thereby.  Further, the periods and scope of the restrictions set forth in any such subsection shall be reduced by the minimum amount necessary to reform such subsection to the maximum level of enforcement permitted to the Company by the law governing this Agreement.  Additionally, the Executive agrees that no separate geographic limitation is needed for the foregoing nonpiracy covenants as such are not a prohibition of the Executive’s employment in the insurance agency business and are already limited to only those entities which are included within the definition of “Customer.”

7.

Nonraiding of Employees.

The Executive covenants that during the Restricted Period specified in Section 6 hereof, he will not solicit, induce or encourage for the purposes of employing or offering employment to any individuals who, as of the date of execution of this Agreement, are employees of the Company, Hobbs or their affiliates, nor will he directly or indirectly solicit, induce or encourage any of the Company’s, Hobbs’ or their affiliates’ employees to seek employment with any other business, whether or not the Executive is then affiliated with such business.

8.

Notification of Former and New Employment.

During the Restricted Period specified in Section 6 hereof, the Executive covenants to notify any prospective employer or joint venturer, which is a competitor of the Company, Hobbs or their affiliates of this Agreement with the Company; and if the Executive accepts employment or establishes a relationship with such competitor, the Executive covenants to notify the Company immediately of such relationship.  If the Company reasonably believes that the Executive is affiliated or employed by or with a competitor of the Company, Hobbs or their affiliates during the Restricted Period, then the Executive grants the Company the right to forward a copy of this Agreement to such competitor.

9.

Liquidated Damages.

(A)

If the Executive breaches Sections 5 or 6 of this Agreement, the Company may, at its sole option, seek liquidated damages with respect to each Customer procured by or through the Executive, directly or indirectly, in violation of Sections 5 or 6 of this Agreement (with such Customers being hereafter referred to as “Lost Customers”).  The Executive acknowledges that it would be difficult to calculate damages incurred by the Company in the event of such a breach and that the following liquidated damages clause, when so elected by the Company, is necessary and reasonable for the protection of the Executive.  The Executive also acknowledges that the Company, at its sole option, may or may not choose to exercise this liquidated damages provision as to some or all Lost Customers.  Whether or not the Company seeks liquidated or actual damages, the Company shall retain the right to obtain injunctive relief with respect to any Lost Customer and with respect to any other actions by the Executive which breach this Agreement.  Finally, the Executive acknowledges that he has no right whatsoever to force the Company to exercise this liquidated damages provision, and that such choice remains entirely the Company’s.  Liquidated damages shall be calculated as follows:

(1)

A Lost Customer shall be valued at 150% of the gross revenue to the Company in the most recent twelve (12) month period preceding the date of loss of such account.  If such Lost Customer had not been a Customer of the Company for an entire twelve (12) month period, such liquidated damages shall be 150% of the gross revenue which would have been, in the absence of a breach by the Executive, realized by the Company in the initial twelve (12) month period of such Customer being served by the Company.

(2)

The Executive acknowledges that the foregoing damage amounts are fair and reasonable, that an industry rule of thumb for the valuation of any agency is 150% of revenue and that, on the margin, selected accounts may be worth much more than 150% of their annual revenue to an agency.

(B)

The Executive shall pay such liquidated damages to the Company within ninety (90) business days after a final order is entered by the Arbitrator and received by the Executive ordering the Executive to make such payment.  Thereafter such liquidated damages shall bear interest at the prime rate of interest in effect at the Bank of Virginia.  The Executive acknowledges that a broker of record letter granted during the Restricted Period, if applicable, by a Customer in favor of the Executive or any person or entity with whom or which the Executive is directly affiliated shall be prima facie evidence of a violation of Section 6 of this Agreement and establishes a rebuttable presumption in favor of the Company that Section 6 of this Agreement has been violated by the Executive.  Further, the Executive acknowledges that if the Restricted Period is applicable to him, he has an affirmative duty to inform such Customer that he can not accept its business until after the Restricted Period.

(C)

The Executive agrees that the foregoing remedies shall be cumulative and not exclusive, shall not be waived by any partial exercise or nonexercise thereof and shall be in addition to any other remedies available to the Company at law or in equity.

10.

Tolling of Restrictive Covenants During Violation.

If a material breach by the Executive of any of the restrictive covenants of this Agreement occurs, the Executive agrees that the restrictive period of each such covenant so materially violated shall be extended by a period of time equal to the period of such material violation by the Executive.  It is the intent of this Section that the running of the restricted period of a restrictive covenant shall be tolled during any period of material violation of such covenant so that the Company shall get the full and reasonable protection for which it contracted (but never more than what was contracted) and so that the Executive may not profit by his material breach.  For example, if a violation of the Nonpiracy Covenants of Section 6 occurs and continues for 10 days, then the Restricted Period shall be that period of time necessary to get the bargained for period of compliance, excluding the 10 days of noncompliance.

11.

Notices.

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

(A)

If to the Company, to it at the following address:

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia  23060

Attn:  Chairman of the Board

(B)

If to the Executive, to him at the following address:

1905 Sugarloaf Club Drive

Duluth, Ga, 30097

Attn:  Thomas A. Golub

With a copy to:

Munger & Stone, LLP

2850 First Union Plaza,

999 Peachtree Street, NE

Atlanta, Georgia 30309

Attn:  Benjamin A. Stone

or to such other place as either party shall have specified by notice I writing to the other.  A copy of any notice or other communication given under this Agreement shall also be sent to the Secretary and Treasurer of the Company addressed to such officers at the then principal office of the Company.

12.

Governmental Regulation.

Nothing contained in this Agreement shall be construed so as to require commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, the latter shall prevail, but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

13.

Arbitration.

Any dispute or controversy as to the interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for mandatory, final and binding arbitration in the City of Richmond, Virginia, in accordance with the commercial arbitration rules then prevailing of the American Arbitration Association.  The Company and Executive waive the right to submit any controversy or dispute to a Court and/or a jury.  Any award rendered therein shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction.  The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration.

14.

Indemnification by the Company.

The Company shall defend, indemnify and hold harmless the Executive to the fullest extent permitted by the laws of the Commonwealth of Virginia, against any and all claims, causes of actions, damages and expenses (including all legal fees and expenses) in any threatened, pending or completed action, arising out of or relating in any way to action or conduct by the Executive during the term of his employment with the Company under the Employment Agreement and by reason of the fact that the Executive was a representative of the Company, was serving at the request of the Company, was acting within the scope of his employment under the Employment Agreement, or was acting in his capacity  as a director of the Company.  If the Company contends that any action or conduct by the Executive was not within the course of his employment or is otherwise not subject to this provision, the Company shall pay to the Executive all defense costs and expenses to defend such an action and shall only be entitled to reimbursement of such fees and expenses if after a final adjudication, including all available appeals, there is a holding that the Executive was not entitled to the defense and indemnification under this provision.

15.

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

16.

Divisibility.

Should an arbitrator declare any provision of this Agreement to be invalid, such declaration shall not affect the validity of the remaining portion of any such provision or the validity of any other term or provision of this Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.

17.

Headings.

The headings to the Sections and Paragraphs of this Agreement are for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.

18.

Successor and Assigns.

This Agreement is binding upon and shall inure to the benefit of the successors and assigns of the Company and the heirs, executors and legal representatives of the Executive.

19.

Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter, including without limitation the Employment Agreement and any other employment or other agreement between the Executive and the Company, Hobbs, or any of their subsidiaries or affiliates.  This Agreement, however, does not affect or limit in any manner the Executive’s right to payment or benefits to which the Executive may be entitled under the Purchase Agreement between the Company and Hobbs dated May 10, 2002.  This Agreement may only be amended by a written agreement signed by the parties hereto or their duly authorized representatives.

HILB, ROGAL AND HAMILTON COMPANY,

By:

/s/ A. Brent King

 A. Brent King

Title:

Vice President, Associate General Counsel

and Assistant Secretary

Date:

  August 5, 2003

THOMAS A. GOLUB,

/s/ Thomas A. Golub

Date:

  August 5, 2003

EXHIBIT A

After __ years with the Hobbs Group, LLC, and one year with the Hilb, Rogal and Hamilton Company, Tom Golub has informed the company of his decision to resign effective August 5, 2003 in order to pursue other personal and business interests.  Tom has been an invaluable member of the Hobbs and HRH families, and his presence will be greatly missed.  We wish Tom the best in his future endeavors.